Exhibit 31

PREFERRED SHAREHOLDERS AGREEMENT

This PREFERRED SHAREHOLDERS AGREEMENT (this “Agreement”) is executed as of June 21, 2022, by and among U.S. Well Services, Inc., a Delaware corporation (the “Company”), ProFrac Holding Corp., a Delaware corporation (“Parent”), Thunderclap Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the holders of Shares (as defined below) set forth on the signature pages hereto (the “Shareholders”). Parent, the Company, Merger Sub and the Shareholders are referred to herein individually, as a “Party” and, collectively, as the “Parties.” Capitalized terms used in this Agreement but not defined shall have the meaning given to such terms in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, (a) the Company, Parent and Merger Sub have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which the parties thereto intend to effect a series of transactions, including, among other things, the acquisition of the Company by Parent through a merger involving the Company and Merger Sub as constituent entities;

WHEREAS, as of the date hereof, each of the Shareholders holds shares of Series A Redeemable Convertible Preferred Stock of the Company, par value $0.0001 per share;

WHEREAS, on September 7, 2021, the Company received written notice from the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company had failed to maintain compliance with the minimum bid requirement under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”), and a subsequent appeal by the Company was heard by a Nasdaq Hearings Panel (the “Panel”) on October 14, 2021.

WHEREAS, on October 22, 2021, the Company received a letter from Nasdaq notifying the Company that it had regained compliance with the Bid Price Rule;

WHEREAS, the Panel thereafter determined to (a) continue the listing of the Company Stock on Nasdaq and (b) impose a monitoring period (the “Panel Monitor”) pursuant to Listing Rule 5815(d)(4)(A);

WHEREAS, the terms of the Panel Monitor provided that, in the event that the Company Stock demonstrates a closing bid price of less than $1.00 per share for 30 consecutive days during the monitoring period, the Company will receive written notice from Nasdaq absent a 180-day grace period typically afforded by Nasdaq rules, and the Company Stock will be subject to delisting at that time;

WHEREAS, on June 3, 2022, the Company received written notice from Nasdaq that the Company had failed to maintain compliance with the Bid Price Rule for 30 consecutive trading days and would therefore be subject to delisting at the opening of business on June 14, 2022, unless the Company requests a hearing to appeal such determination (the “Subject Determination”);

WHEREAS, the Company appealed the Subject Determination pursuant to procedures set forth in the Nasdaq rules (the “Subject Appeal”);

WHEREAS, an oral hearing has been set for July 14, 2022, at which the Panel will consider the Subject Appeal; and

WHEREAS, each of the Parties desires to enter into this Agreement in order to set forth certain covenants and agreements of the Parties with respect to the Subject Appeal as it pertains to the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.   Certain Agreements. Each Party hereby covenants and agrees that if, following the conclusion of any hearing by the Panel with respect to the Subject Appeal, the delisting of the Company Stock on Nasdaq (the “Nasdaq Delisting”) would reasonably be expected to take effect prior to the Closing Date, then such Party shall take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to restructure or otherwise modify the legal substance of the transactions contemplated by the Merger Agreement so as to effect the economic substance of such transactions as closely as possible in order that the transactions contemplated thereby result in the same economic effect for each Party as originally contemplated by the Merger Agreement to the fullest extent possible, with all such actions, assistance and cooperation to be undertaken by such Party in good faith and as expeditiously as practicable, and to include, without limitation, to the extent necessary, (A) entering into any amendments to the Merger Agreement, the Certificate of Designations or any other definitive agreements contemplated by the Merger Agreement and executed and delivered on or after the date hereof, (B) entering into any new definitive agreements and (C) modifying the legal structure or economic terms of any of the transactions contemplated by the Merger Agreement. The Company hereby further covenants and agrees that, upon its receipt of any verbal or written notice or other communication from Nasdaq with respect to the Subject Appeal, the Nasdaq Delisting or otherwise pertaining to the subject matter of this Agreement, the Company shall promptly notify each of the other Parties of such communication in writing.

2.   Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any Party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

3.   Assignment; Amendment. This Agreement shall not be assigned by either Party without the prior written consent of the other Party. Any amendment or other modification to this Agreement shall be evidenced by a written instrument executed by both Parties.

4.   Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Letter Agreement. A signed copy of this Agreement delivered by portable document format (PDF) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement; provided, however, that each Party shall deliver an original signed copy of this Agreement executed by such Party to any other Party promptly upon the request of any such other Party.

[Signature Pages Follow]

In Witness Whereof, each of the Parties has duly executed this Agreement as of the date first written above.

PARENT:

ProFrac Holding Corp.

By:	/s/ Matthew D. Wilks
Name:	Matthew D. Wilks
Title:	Executive Chairman

COMPANY:

U.S. Well Services, Inc.

By:	/s/ Josh Shapiro
Name:	Josh Shapiro
Title:	Chief Financial Officer

MERGER SUB:

Thunderclap Merger Sub I, Inc.

By:	/s/ Matthew D. Wilks
Name:	Matthew D. Wilks
Title:	Executive Chairman

Signature Page to Preferred Shareholders Agreement

SHAREHOLDERS:

CRESTVIEW III USWS, L.P.

By:	Crestview III USWS GenPar, LLC,
its general partner

By:	/s/ Ross A. Oliver
Name:	Ross A. Oliver
Title:	General Counsel

CRESTVIEW III USWS TE, LLC

By:	/s/ Ross A. Oliver
Name:	Ross A. Oliver
Title:	General Counsel

Signature Page to Preferred Shareholders Agreement

SHAREHOLDERS (CONT.):

THRC Holdings, LP

By: THRC Management, LLC, its General Partner

By:	/s/ Dan H. Wilks
Name:	Dan H. Wilks
Title:	Manager

Signature Page to Preferred Shareholders Agreement